Exhibit 99.1

News Release

Allin Corporation	Telephone:
381 Mansfield Avenue	(412) 928-2022
Suite 400	Telefax:
Pittsburgh, Pennsylvania 15220-2751	(412) 928-0225

Allin Corporation Announces Strong Second Quarter Results

Wednesday, August 1, 2007

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting firm, today reported results for the three months and six months ended June 30, 2007.

For the three-month and six-month periods ended June 30, 2007, revenue was $6.8 million and $13.0 million, respectively, compared to $5.6 million and $10.6 million for the three-month and six-month periods ended June 30, 2006, respectively. The Company recorded net income attributable to common shareholders in the amount of $45,000 ($0.01 per share-diluted) and $489,000 ($0.05 per share-diluted) for the three-month and six-month periods ended June 30, 2007, respectively, compared to net income attributable to common shareholders of $538,000 ($0.05 per share-diluted) and $623,000 ($0.06 per share-diluted) for the three-month and six-month periods ended June 30, 2006, respectively.

“We continue to show strong year-to-year revenue growth,” stated Rich Talarico, Allin’s chief executive officer. “More sophisticated usage of .Net development, Microsoft SharePoint technologies, business intelligence solutions and Microsoft CRM has driven demand for our consulting services. Our Digimix™ interactive television solution has created strong demand for our services in the cruise industry. In the last ten months we have added six new cruise line clients while continuing to provide services for our existing clients. In addition, we previously announced that we have been selected for National Systems Integrator status with Microsoft and are working with them through this program to further expand our presence in the financial services industry.”

Mr. Talarico continued, “Last year we had a very strong first half of the year but our results slowed in the second half due to the timing of interactive television implementations. We have a similar situation this year, however, we do expect to have a much stronger performance in the second half of 2007 as compared to the same period in 2006.”

Revenue increased 21% comparing the quarter ended June 30, 2007 with the quarter ended June 30, 2006. Consulting Services revenue recorded a 21% increase in the three months ended June 30, 2007 over the comparable period of 2006. The Company’s revenue model was driven primarily by custom .Net development, Microsoft SharePoint technologies, SQL Server 2005, Performance Point 2007, more complex Microsoft Dynamics SL, GP and CRM implementations and interactive television technology. Systems Integration revenue increased 14% compared to a strong second quarter of 2006, driven by the strong demand for the Company’s interactive services. Total revenue for the six-month period ended June 30, 2007 increased 22% compared to the six-month period ended June 30, 2006.

Gross profit increased $259,000 (8%) and $828,000 (14%) comparing the three and six months ended June 30, 2007, respectively, with the three and six months ended June 30, 2006, respectively. The Company’s gross margin percentage decreased to 52.8% of revenue for the first six months of 2007 from 56.6% of revenue in the first six months of 2006. The decline in the gross margin percentage was due to a reduction in the margins on System Integration Services as we have expanded our market share and, to a lesser extent, wage pressures related to Consulting Services revenue.

The Company’s total selling, general and administrative expenses increased $747,000, or 16%, comparing the six months ended June 30, 2007 with the six months ended June 30, 2006. The increase was primarily due to a number of factors including compensation related to increased technical head count, sales and marketing and administrative personnel, recruitment costs, research and development expense and depreciation and amortization.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies and was recently recognized as Worldwide Partner of the Year for Competing to Win: Search and Partner of the Year for Microsoft’s Western region. These awards were in addition to being recognized as Partner of the Year for the Eastern Region in Microsoft’s prior fiscal year. Allin’s operations are centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com and http://www.codelabtech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “expand,” “expect” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources and liquidity, dependence on key personnel and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended June 30, 2007 and 2006, presented below, have been derived from the consolidated financial statements of the Company.

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Consulting services	$4,457	$3,675	$8,882	$7,240
Systems Integration	1,543	1,349	2,828	2,137
Information System Product Sales	421	262	626	573
Other Services	365	339	630	694

Total revenue	6,786	5,625	12,966	10,644

Cost of sales	3,385	2,483	6,115	4,621

Gross profit	3,401	3,142	6,851	6,023
Selling, general & administrative	2,759	2,173	5,277	4,587
Loss (gain) on disposal of assets	-0-	3	(1)	3
Depreciation & amortization	162	103	264	203

Total selling, general & administrative	2,921	2,279	5,540	4,793

Income from operations	480	863	1,311	1,230
Interest expense , net	33	9	44	10
Provision for income taxes	45	31	73	32

Net income	402	823	1,194	1,188
Dividends on preferred stock	357	285	705	565

Net income attributable to common shareholders	$45	$538	$489	$623

Earnings per common share – basic	$0.01	$0.07	$0.06	$0.08

Earnings per common share – diluted	$0.01	$0.05	$0.05	$0.06

Weighted average shares outstanding – basic	7,828,981	7,467,339	7,828,981	7,467,339

Weighted average shares outstanding – diluted	8,057,839	11,928,972	12,313,519	11,931,184

	June 30, 2007	December 31, 2006
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$387	$369
Other Current Assets	8,538	5,580

Total Current Assets	8,925	5,949
Other Assets	7,889	7,286

Total Assets	$16,814	$13,235

Current Liabilities
Bank Line of Credit	2,245	-0-
Other Current Liabilities	5,328	4,848
Other Liabilities	3,695	3,344
Shareholder’s Equity	5,546	5,043

Total Liabilities and Shareholder’s Equity	$16,814	$13,235